EXHIBIT 99.1

Release date: April 27, 2007

FOR IMMEDIATE RELEASE

Tully’s Coffee Corporation Files Registration Statement

for Underwritten Public Offering of Common Stock

Seattle, WA – April 27, 2007. Tully’s Coffee Corporation (“Tully’s”) announced today that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed underwritten public offering of shares of its common stock. All shares in the proposed offering are being sold by Tully’s. Proceeds from the offering will be used to further develop Tully’s operations through the opening of new stores and expansion of wholesale operations, and to reduce existing debt. Tully’s is applying to list its common stock on The NASDAQ Global® Market under the symbol "TULY".

KeyBanc Capital Markets Inc. is serving as sole book-running manager of the offering. Additionally, KeyBanc Capital Markets Inc. is working with Tully’s to select one or more co-managers and assemble the syndicate. The number of shares to be offered and the offering price range have not yet been determined.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Offers of these securities may be made only by means of a prospectus. Copies of a prospectus, when available, may be obtained by contacting KeyBanc Capital Markets Inc. by written request to 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.

About Tully’s

Tully’s is a specialty retailer and wholesaler of hand-craft roasted, gourmet coffees. Tully’s operates and franchises retail coffeehouses, and sells its gourmet whole bean and ground coffees and Bellaccino bottled beverages through grocery locations, office coffee services and foodservice channels.

Tully’s® and Bellaccino® are registered trademarks of Tully’s Coffee Corporation.